Exhibit 3.1

Please note that these documents are English translations of the original Japanese versions prepared only for your convenience. In the case of any discrepancy between the translation and the Japanese original, the latter shall prevail.

Articles of Incorporation

Yoshitsu Co., Ltd.

Chapter 1　General Provisions

(Name of the Company)

Article 1

The name of the company is Yoshitsu Co., Ltd.

(Purpose)

Article 2

The purpose of this company is to run the following businesses.

1	Consulting services related to overseas business, business expansion, acquisition and general trade transactions, investment, import / export, travel, etc.

2	Trading of currencies and financial products related to foreign exchange transactions, etc. under the Foreign exchange regulation and Foreign Trade Law, as well as entrustment of agency in trading transactions.

3	Import / export and sale of alcoholic beverages and cigarettes.

4	Import / export, manufacture and sale of daily necessities, groceries, clothing, household electrical appliances and their parts.

5	Pharmacy management and drug sales / wholesale business.

6	Sales and wholesale of cosmetics and cosmetic adjustment products

7	Sale of sanitary goods, thermometers, length gauges, scales, pressure gauges, volume meters, medical equipment, health equipment, beauty equipment, nursing equipment

8	Sale of dietary supplements supplemented with nutrients such as vitamins

9	Retail of ingredient-adjusted foods such as low-sodium, low-calorie and linoleic acid food

10	Management of a drugstore franchise chain

11	Logistics and warehousing

12	Real estate leasing, management, holding and operation

13	General travel business, domestic travel business and travel agency business

14	Operation and maintenance of online sales system

15	antique commerce

16	Mail-order business and order reception agency business though networks such as the Internet

17	Agency of subscription procedures for telecommunications services and broadcasting services

18	Telecommunications business stipulated in the Telecommunications Business Law

19	Design, development, manufacturing, sales, leasing and maintenance of communication equipment and its peripherals

20	Development, manufacture, sale, rental and maintenance of software for communication machinery and equipment

21	Restaurant management and consulting business

22	All business related to the previous items

(Location of head office)

Article 3

The Company has its head office in Sumida-Ku, Tokyo .

(Institution)

Article 4

In addition to the general meeting of shareholders and directors, the company has the following organizations:

1.	Board of directors

2.	Nomination Committee, Audit Committee and Compensation Committee (hereinafter referred to as “Nomination Committee, etc.”)

3.	Accounting auditor

(Method of public notice)

Article 5

The public notice of our company will be published in the official bulletin.

Chapter 2　stock

(Total number of issuable shares)

Article 6

The total number of issuable shares of the Company shall be 300,000 shares.

(Issuance of stock certificates)

Article 7

1.	The Company issues share certificates.

2.	There are four types of share certificates that the Company issues : 1-share certificate , 10 share certificate , 50 share certificate and 100 share certificate.

(Request for entry or record of matters to be entered in the shareholder registry)

Article 8

In order to acquire the shares of the Company by transfer, the approval of the Board of Directors must be obtained.

(Request for entry or recording items listed in shareholder list)

Article 9

Unless it is required by law, shareholders of the Company who request entry or record in the shareholder registry must sign or seal an invoice in the form specified by the Company and display the certificate.

(Registration of pledge and display of trust property)

Article 10

Unless it is required by law, shareholders of the Company who request the registration of pledges or the display of trust property for the shares of the Company, must sign or seal an invoice in the prescribed format of the Company and submit it with the share certificate. The same applies for even cancellation of the registration or display.

(Reissue of stock certificate)

Article 11

1.	Shareholders of the Company who request reissuance of a share certificate due to reasons such as splitting, merging, or defacement of the share certificate, must sign or seal an invoice in the prescribed format of the Company and submit it with the share certificate.

2.	2 Shareholders of the Company who request reissuance of a share certificate due to loss of share certificates, must sign or seal an application in the prescribed format for registration of loss of share certificates and submit it together with the necessary documents.

(Commission)

Article 12

When making the request specified in the preceding Article 9 to Article 11, commission prescribed by the Company must be paid.

(Record date)

Article 13

1.	The company shall deem any shareholder entered or recorded in the register of shareholders as of the close of business on the last day of each business year to be a shareholder who is entitled to exercise his or her rights as a shareholder at the ordinary general meeting of shareholders concerning such business year.

2.	In addition to the preceding paragraph, if necessary, the shareholders or registered share pledgees listed in the final shareholder list announced on a certain day in advance of the last day of each business year, may exercise their rights predetermined by resolution of the Board of Directors.

(Notification of shareholder’s address, etc.)

Article 14

Shareholders and registered stock pledgees or their legal representatives or representatives must notify the Company of their name, address and seal in a format prescribed by the Company. The same for the situation that the notification items changed.

Chapter 3 　General Meeting of Shareholders

(Convocation)

Article 15

The Ordinary General Meeting of Shareholders of the Company shall be convened within three months from the day following the end of the fiscal year. Extraordinary General Meeting shall be convened whenever necessary.

(Convocation procedure)

Article 16

1.	In order to convene a general meeting of shareholders, a notice of convocation shall be issued to shareholders who can exercise their voting rights at least one week before the general meeting of shareholders.

2.	There is no necessary for the notice of convocation in the preceding paragraph be given in writing, except as provided in Article 299, Paragraph 3 of the Companies Act.

3.	Notwithstanding the provisions of paragraph 1, the general meeting of shareholders may be held without going through the convocation procedure with the consent of all shareholders who can exercise their voting rights at the general meeting, unless the matters listed in Article 298, Paragraph 1, Item 3 or Item 4 of the Companies Act are stipulated.

(Convener and Chair)

Article 17

Unless otherwise provided by law, the general meeting of shareholders shall be convened by the resolution of the board of directors and chaired by the President. In case, however, the President is prevented by unavoidable circumstances from so acting, a surrogate shall act as chairman, according to the order as decided by the Board of Directors.

(Method of resolution)

Article 18

1.	Unless otherwise provided by law or the Articles of Incorporation, resolutions at the general meeting of shareholders shall be made by a majority of the voting rights of the shareholders who can exercise the voting rights in attendance.

2.	Resolutions at the general shareholders meeting as prescribed in Article 309, Paragraph 2 of the Companies Act shall be made if shareholders who possess at least one-third of the total voting rights of shareholders that can exercise such rights are present, and at least two-third of these voting rights approve.

(Omission of resolution at general meeting of shareholders)

Article 19

1.	If a Director or a shareholder submits a proposal regarding a matter, which is the subject of a resolution by the general meeting of shareholders, and if all of the Shareholders indicate their consent to the said proposal in writing, the Company shall deem such proposal as having been approved by the general meeting of shareholders.

2.	As for the matters to be reported to the shareholders at the general meeting of shareholders, if all shareholders have received the notification and agreed in writing then it is not necessary for the Director to report the matters to the general meeting of shareholders at the general meeting of shareholders. In such a case, it shall be deemed that the matter has been reported at the general meeting.

(Minutes)

Article 20

The procedure and results of the proceedings at the general meeting of shareholders and other matters stipulated by laws and regulations shall be stated or recorded in the minutes, and the Chairman and the Directors Present shall sign, seal, or electronically sign.

Chapter 4 Board of Directors and the Board of Directors Meeting

(Number of directors and members)

Article 21

The number of directors of the Company shall be more than 1 but less than 10.

(Appointment of directors)

Article 22

1.	The election of directors of the Company shall be made if a majority of the shareholders who can exercise voting rights at the General Meeting of shareholders are present, and a majority of these shareholders approve.

2.	The appointment of directors of the Company shall not be based on cumulative voting.

(Dismissal of director)

Article 23

The dismissal of a director of the Company shall be carried out if a majority of the shareholders who can exercise voting rights attend the General Meeting of shareholders, and a majority of these shareholders approve.

(Term of office of director)

Article 24

1.	The term of office of directors shall be until the conclusion of the ordinary general meeting of shareholders for the last business year ending within two years after their election.

2.	The term of director who has been selected to fill a position newly created as part of an increase in the number of such directors or to fill a vacancy shall be until the close of the term of the incumbent director.

(Representative director and director with roles)

Article 25

1.	The representative director shall be selected by a resolution of the board of directors.

2.	The representative director represents the company and executes the business of the company.

3.	By resolution, the Board of Directors may select one president and a few managing directors and a few managing directors as necessary.

(Board of Directors Convener and Chair)

Article 26

1.	The Board of Directors shall be convened and presided by the President and Representative Director, unless otherwise provided by laws and regulations.

2.	In the event the director is unable to fulfill his/her duties due to his/her absence, an accident, or other circumstances, another director concurrently serving as an executive officer shall convene and preside over the general shareholders meeting in an order predetermined by the Board of Directors.

(Notice of convocation of the board of directors)

Article 27

1.	When convening a meeting of the Board of Directors, notice shall be given to each director at least three days before the day of the meeting. However, this period may be reduced in case of emergency.

2.	With the consent of all directors, a meeting of the Board of Directors may be convened without required convening procedures.

(Resolution method of the Board of Directors)

Article 28

Resolutions of the Board of Directors shall be adopted if a majority of the directors who can vote at the meeting are present, and a majority of these directors approve.

(Omission of resolution of the board of directors)

Article 29

When all the directors who can vote agree to a resolution matter in writing or by electromagnetic recording, a resolution of the Board of Directors approving such matter shall be deemed to have been adopted. However, this shall not apply when the Audit & Supervisory Board Members make an objection.

(Minutes of the Board of Directors)

Article 30

The procedure and results of proceedings at the Board of Directors Meeting and other matters stipulated by laws and regulations shall be stated or recorded in the minutes, and the Chairman, Directors and Corporate Auditors who present the meeting shall sign, seal or electronically sign.

(Board of Directors Regulations)

Article 31

Matters concerning the Board of Directors shall be governed by laws and regulations or the Articles of Incorporation, as well as the rules of the Board of Directors.

(Remuneration, etc. for Directors)

Article 32

Remuneration, bonuses, and other property benefits received from the Company as compensation for the execution of duties (hereinafter referred to as “remuneration, etc.”) of directors shall be determined by a resolution of a general meeting.

(Exemption from Liability of Directors)

Article 33

1.	Pursuant to the provisions of Article 426, Paragraph 1 of the Companies Act, the Company may, by a resolution of the Board of Directors, exempt a director (including a person who was formerly a director) from his/her liability for damages arising from failure to carry out his/ her duties to the extent legally permissible.

2.	The Company may conclude a contract with directors (excluding those who are executive directors) to limit liability for damages caused by neglect of duties.

However, the liability limit shall be the higher one of the following amounts: the predetermined amount which is more than 1 million yen or the minimum liability limit stipulated by law.

Chapter 5　Auditor

(Number of members)

Article 34

Auditors are appointed by a resolution of the General Meeting of Shareholders.

(Appointment method)

Article 35

1.	Auditors are appointed by a resolution of the General Meeting of Shareholders.

2.	The election of auditors of the Company shall be made if a majority of the shareholders who can exercise voting rights attend the General Meeting of shareholders, and a majority of these shareholders approve.

(Dismissal method)

Article 36

1.	Auditors may be dismissed by a resolution of a general meeting of shareholders.

2.	The dismissal of an auditor of the Company shall be made if a majority of the shareholders who can exercise voting rights attend the General Meeting of shareholders, and a majority of these shareholders approve.

(Term of Auditor)

Article 37

1.	The term of office of Auditors shall be until the conclusion of the ordinary general meeting of shareholders for the last business year ending within four years after their election.

2.	The term of an Auditor who has been selected to fill a vacancy shall be until the close of the term of the incumbent Auditor.

(Remuneration, etc.)

Article 38

Remuneration for Auditors shall be determined by a resolution at a general meeting of shareholders.

(Exemption from liability of Audit & Supervisory Board Members)

Article 39

1.	Pursuant to the provisions of Article 426, Paragraph 1 of the Companies Act, the Company may, by a resolution of the Board of Directors, exempt an Auditor (including a person who was formerly an Auditor) from his/her liability for damages arising from failure to carry out his/ her duties to the extent legally permissible.

2.	The Company may conclude a contract with auditors to limit liability for damages caused by neglect of duties.

However, the liability limit shall be the higher one of the following amounts: the predetermined amount which is more than 1 million yen or the minimum liability limit stipulated by law.

Chapter 6　Accounting

(Business year)

Article 40

The business year of the company shall begin on April 1 of each year and end on March 31 of the following year.

(Dividend of Surplus)

Article 41

1.	Dividends of the Company’s surplus shall be paid to the shareholders or registered share pledgees listed in the shareholder registry as of the end of each business year.

2.	If the dividends prescribed in the preceding paragraph is not received within three full years from the date of commencement of payment thereof, the Company shall be relieved of the obligation to pay such dividends.